EXHIBIT 99.1

Summary of DTE Electric’s Rate Case Filing U-17767

December 19, 2014

DTE Electric Company (DTE Electric or the Company) filed a general rate case today with the Michigan Public Service Commission (MPSC). This document provides a summary of DTE Electric’s filing. The full testimony of the filing will be available on the MPSC’s website (http://efile.mpsc.state.mi.us/efile/) under case number U-17767.

Consistent with Michigan’s Public Act 286, the Company anticipates self-implementing a rate increase on or after July 1, 2015 with an MPSC order expected by December 2015. We look forward to working through the elements of the filing with the MPSC Staff and other stakeholders.

Highlights of DTE Electric’s Rate Filing

•	This will be DTE Electric’s first general rate case in over 4 years

•	DTE Electric’s rate case filing is based on a fully projected test year of July 1, 2015 through June 30, 2016. The projected average rate base for the test year is $13.6 billion.

•	The table below shows the components of DTE Electric’s rate filing.

Item	Amount ($ millions)	Description
Sales/Revenues	$(34)	Higher sales forecast from previous rate case
Plant Additions	414	$2.8 billion increase in net plant; includes infrastructure investments, plant acquisitions, environmental compliance and reliability improvement projects
Working Capital	61	$0.7 billion increase; primarily prepaid Pension and OPEB liability

O&M	21	O&M expenses are essentially flat (+1.7%); reflect the savings resulting from sustainable cost reductions achieved through continuous improvement efforts
Return and Capital Structure	(96)	50% debt and 50% equity, ROE request of 10.75% (25 bps increase from currently authorized rate), lower debt expense & increased deferred income taxes
Other	4	AFUDC, taxes and Other
Revenue Requirement	$370

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Given concerns over tightening capacity reserve margins in Michigan, DTE Electric is in the process of acquiring additional generation capacity to address DTE Electric’s current ~900 MW summer capacity shortfall and ensure electric supply security for its full service customers

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We have announced plans to purchase Renaissance Power Plant, a 732 megawatt simple-cycle natural gas facility in Carson, Michigan. The purchase of this plant will allow us to address our current and future resource adequacy requirements for our full service customers. We expect the $240 million transaction to be completed in the first quarter of 2015

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DTE Electric’s filing also includes the planned purchase of a 300 MW Michigan-based simple cycle natural gas fired power plant. As with the Renaissance purchase, this additional plant purchase will allow us to meet capacity as well as energy needs during peak periods in both the short-term and long-term for DTE Electric’s full service customers

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DTE Electric has been an industry leader in controlling operating costs over the last 10 years. When looked at in total from 2009 through the projected test year, the Company’s O&M increased at a much slower rate than the rate of inflation

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In September 2014, DTE Electric filed a revenue neutral case pursuant to legislation enacted earlier this year (Public Act 169), that would lower industrial rates by 5% on average. The MPSC is required to issue an order in this case by mid-June 2015

For further information, please contact DTE Energy’s investor relations group at (313) 235-8030.